Exhibit 10.4

STOCK ESCROW AGREEMENT

This STOCK ESCROW AGREEMENT, dated as of March 2, 2016 (this “Agreement”), is made by and among Jensyn Acquisition Corp., a Delaware corporation (“Company”), Jensyn Capital LLC, a Delaware limited liability company, Jeffrey J. Raymond, Rebecca Irish, Joseph Raymond Peter Underwood, Philip Politziner, Joseph Anastasio, Richard C. Cook, J.D. Gardner and Katherine Lockwood (the “Initial Stockholders” and each an “Initial Stockholder”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of March 2, 2015 (the “Underwriting Agreement”), with Chardan Capital Markets, LLC (“CCM”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 3,900,000 units (“Units”) of the Company, plus an additional 585,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), one right (a “Right”) to receive one-tenth of one share of Common Stock upon the Company’s initial business combination and one warrant (a “Warrant”) to purchase one-half of one share of Common Stock, all as more fully described in the Company’s final Prospectus, dated March 2, 2016 (the “Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333- 208159) under the Securities Act of 1933, as amended (the “Registration Statement”), declared effective on March 2, 2016 (the “Effective Date”);

WHEREAS, the Initial Stockholders have agreed as a condition of the sale of the Units to deposit the aggregate 1,121,250 shares of Common Stock held by the Initial Stockholders prior to the Company’s initial public offering as set forth opposite their respective names in Exhibit A attached hereto (the “Escrow Shares”) in escrow as hereinafter provided; and

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.	Appointment of Escrow Agent. The Company and each of the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.	Deposit of Escrow Shares. On or before the Effective Date, each of the Initial Stockholders shall deliver to the Escrow Agent certificates representing the Escrow Shares, together with applicable stock powers, to be held and disbursed subject to the terms and conditions of this Agreement. Each of the Initial Stockholder acknowledges that the certificate representing the Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3.	Disbursement of the Escrow Shares.

3.1.	The Escrow Agent shall hold the Escrow Shares during the period (the “Escrow Period”) commencing on the date hereof and (i) for 50% of the Escrow Shares, ending on the earlier of (x) one year after the date of the consummation of the Company’s initial business combination (as described in the Registration Statement, hereinafter a “Business Combination”), (y) the date on which the closing price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s Business Combination and (z) the date of consummation of a Sale Transaction, and (ii) for the remaining 50% of the Escrow Shares, ending on the earlier of (x) one year after the date of the consummation of a Business Combination and (y) the date of consummation of a Sale Transaction. For purposes hereof, a “Sale Transaction” means a liquidation, merger, stock exchange or other similar transaction subsequent to the Company’s initial Business Combination which results in all of the stockholders of the Company or such other entity surviving the Business Combination having the right to exchange their shares of Common Stock for cash, securities or other property. The Company shall promptly provide notice of the consummation of a Business Combination or a Sale Transaction to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse the applicable amount of each of the Initial Stockholder’s Escrow Shares (and any applicable stock power) to such Initial Stockholder. In addition, if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall destroy the certificates representing the Escrow Shares. The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Shares in accordance with this Section 3.

3.2.	Notwithstanding Section 3.1, if the Underwriters do not exercise in full their over-allotment option to purchase an additional 585,000 Units of the Company within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), each of the Initial Stockholders agrees that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares held by such holder determined by multiplying 150,000 by a fraction, (i) the numerator of which is 585,000 minus the number of shares of Common Stock purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 585,000. The Company shall promptly provide notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof.

4.	Rights of Initial Stockholders in Escrow Shares.

4.1.	Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, each of the Initial Stockholders shall retain all of such Initial Stockholders’ rights as a stockholder of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2.	Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3.	Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (i) to the Company’s officers, directors, advisors and employees at a price per share no greater than the amount for which such shares were purchased, (ii) as a distribution to partners, members or stockholders of an Initial Stockholder upon the liquidation and dissolution of the Initial Stockholder, (iii) by bona fide gift to a member of an Initial Stockholder’s immediate family or to a trust, the beneficiary of which is such Initial Stockholder or a member of such Initial Stockholder’s immediate family for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) by private sales at prices no greater than the price at which the Escrow Shares were originally purchased or (vii) to the Company for cancellation as set forth in Section 3.2 hereof or in connection with the consummation of a Business Combination, in each case, except for clause (vii), on the condition that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter (as defined below) signed by the Initial Stockholder transferring the Escrow Shares.

4.4.	Insider Letters. Each of the Initial Stockholders has executed a letter agreement with the Company, dated as indicated on Exhibit A hereto, and the form of which is filed as an exhibit to the Registration Statement (the “Insider Letter”), respecting the rights and obligations of such Initial Stockholder in certain events, including but not limited to the liquidation of the Company.

5.	Concerning the Escrow Agent.

5.1.	Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

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5.2.	Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3.	Compensation. The Escrow Agent shall be entitled to compensation from the Company for all services rendered by it hereunder as set forth in Exhibit B. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4.	Further Assurances. From time to time on and after the date hereof, the Company and each of the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5.	Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice, and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over, to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6.	Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7.	Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8.	Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

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6.	Miscellaneous.

6.1.	Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.2.	Third Party Beneficiaries. Each of the Initial Stockholders hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement and that this Agreement may not be modified or changed without the prior written consent of CCM.

6.3.	Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.4.	Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6.	Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Jensyn Acquisition Corp.

800 West Main Street, Suite 204

Freehold, New Jersey 07728

Attn: Jeffrey J. Raymond, Chief Financial Officer and Secretary

If to an Initial Stockholder, to such Initial Stockholder’s address set forth on Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, New York 10004

Attn: Chairman

A copy of any notice sent hereunder shall be sent to:

Chardan Capital Markets, LLC

17 State Street, Suite 1600

New York, New York 10004

Attn: George Kaufman, Director Investment Banking

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and:

Loeb & Loeb LLP

35 Park Avenue

New York, New York 10154

Attn: Giovanni Caruso

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7.	Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

[Signature Page Follows]

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WITNESS the execution of this Agreement as of the date first above written.

COMPANY:

Jensyn Acquisition Corp.

By:	/s/ Jeffrey J. Raymond
Name:	Jeffrey J. Raymond
Title:	President, Chief Executive Officer and Director

INITIAL STOCKHOLDERS:

Jensyn Capital LLC

By:	/s/ Jeffrey J. Raymond
Name:	Jeffrey J. Raymond
Title:	Managing Member

/s/Jeffrey J. Raymond
Jeffrey J. Raymond

/s/ Rebecca Irish
Rebecca Irish

/s/ Joseph Raymond
Joseph Raymond

/s/ Peter Underwood
Peter Underwood

/s/ Philip Politziner
Philip Politziner

/s/ Joseph Anastasio
Joseph Anastasio

/s/ Richard C. Cook
Richard C. Cook

/s/ J.D. Gardner
J.D. Gardner

/s/ Katherine Lockwood
Katherine Lockwood

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name:	Henry Farrell
Title:	Vice president

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EXHIBIT A

Name and Address of Initial Stockholders	Number of Shares	Date of Insider Letter
Jensyn Capital LLC 800 West Main Street, Suite 204 Freehold, New Jersey 07728	355,000	March 2, 2016

Jeffrey J. Raymond 1571 Loch Maree Lane, Apt. 5206 Delray Beach, FL 33446	179,562	March 2, 2016

Rebecca Irish		March 2, 2016
13242 Lake Mary Jane Road Orlando, FL 32832	189,562

Joseph Raymond		March 2, 2016
4074 Scarlet Iris Place Winter Park, FL 32792	189,563

Peter Underwood 18 Rockingham Court Manalapan, NJ 07726	189,563	March 2, 2016

Philip Politziner 106 Via Florenza Palm Beach Gardens, FL 33413	19,000	March 2, 2016

Joseph Anastasio 4 Applegate Terrace Manalapan, NJ 07726	5,000	March 2, 2016

Richard C Cook 4789 Ashford Dunwoody Road, Suite A-508 Atlanta, Georgia 30338	5,000	March 2, 2016

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EXHIBIT B

ESCROW AGENT FEES

$200 escrow agent fee per month.

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